EXHIBIT 99

Everett Tackett, APR

Public Relations

ON Semiconductor

(602) 244-4534

everett.tackett@onsemi.com

ON Semiconductor Announces Tender Offer and Consent Solicitation

For Any and All 12 Percent Senior Subordinated Notes due 2009 Issued by ON Semiconductor

Corporation and Semiconductor Components Industries, LLC

PHOENIX, Ariz. – April 6, 2004 – ON Semiconductor Corporation (Nasdaq: ONNN) today announced that it is commencing a cash tender offer for any and all outstanding $260,000,000 aggregate principal amount of the 12 percent Senior Subordinated Notes due 2009 previously issued by the company and Semiconductor Components Industries, LLC, on the terms and subject to the conditions set forth in its Offer to Purchase and Consent Solicitation Statement dated April 6, 2004 (the “Notes”). ON Semiconductor also is soliciting consents for amendments to the indenture under which the Notes were issued. Holders who tender their Notes will be required to consent to the proposed amendments and holders who consent will be required to tender their Notes. Consummation of the Offer is subject to the satisfaction of a number of conditions.

The Offer will expire at midnight, New York City time, on May 3, 2004, unless extended or earlier terminated (such date and time, as they may be extended, the “Expiration Time”). Holders of Notes must tender their Notes at or prior to the Expiration Time to receive the tender offer consideration. The consent solicitation will expire at 5 p.m., New York City time, on April 19, 2004, unless extended (such date and time, as they may be extended, the “Early Tender Deadline”). Holders of Notes must tender their Notes prior to the Early Tender Deadline to receive the total consideration.

The total consideration for each $1,000 principal amount of Notes tendered and accepted for payment pursuant to this Offer to Purchase shall be $1089.06, plus accrued interest, if any, thereon from the most recent payment of semi annual interest preceding the applicable settlement date, to, but excluding, such date. The total consideration consists of a consent payment of $30 per $1,000 principal amount of Notes, payable to holders that validly tender their Notes and give their consents for amendments to the indenture prior to the Early Tender Deadline, together with the tender offer consideration of $1,059.06 per $1,000 principal amount of Notes. Holders that validly tender their Notes after the Early Tender Deadline and prior to the Expiration Time will receive the tender offer consideration only.

Notes and related consents may be withdrawn prior to the Early Tender Deadline. Notes may not be withdrawn after the Early Tender Deadline and delivery of written notice to the trustee for the Notes that certain conditions have been met.

At any time after the Early Tender Deadline and prior to the Expiration Time (such time, the “Optional Early Acceptance Date”), the company may elect to accept for payment all Notes validly tendered prior to the Early Tender Deadline. The company currently anticipates that the Optional Early Acceptance Date will be April 20, 2004. Payment for all Notes validly tendered prior to the Early Tender Deadline will be made promptly following the Optional Early Acceptance Date (the “Optional Early Settlement Date”), if any.

By 9 a.m., New York City time, on the business day following the Expiration Time (the “Final Acceptance Date”), the company will accept for payment any and all validly tendered Notes not previously purchased, subject to the terms and conditions of the Offer. Such payment will be made promptly following the Final Acceptance Date (the “Final Settlement Date”).

Once the proposed amendments to the indenture become effective, the prior notice period for the issuance of a notice of redemption with respect to the Notes will be extended from 60 days to 120 days. ON Semiconductor anticipates providing a notice of redemption of any remaining Notes not tendered in the Offer on or about the effective date of the proposed amendments to the indenture.

Morgan Stanley & Co. Incorporated is the dealer manager and Georgeson Shareholder Communications Inc. is the information agent for the Offer. Requests for documentation should be directed to Georgeson Shareholder Communications at 17 State Street, 10th Floor, New York, NY 10004, (800) 377-9583 (Toll Free) (banks and brokerage firms please call (212) 440-9800.) Questions regarding the transaction should be directed to Morgan Stanley & Co. Incorporated at (800) 624-1808.

This announcement is not an offer to purchase, a solicitation of an offer to purchase or a solicitation of consent with respect to any Notes. The Offer is being made solely by the Offer to Purchase and Consent Solicitation Statement dated April 6, 2004, which set forth the complete terms of the tender offer and consent solicitation.

About ON Semiconductor

ON Semiconductor (Nasdaq: ONNN) offers an extensive portfolio of power- and data-management semiconductors and standard semiconductor components that address the design needs of today’s sophisticated electronic products, appliances and automobiles. For more information visit ON Semiconductor’s website at http://www.onsemi.com.

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ON Semiconductor and the ON Semiconductor logo are registered trademarks of Semiconductor Components Industries, LLC. All other brand and product names appearing in this document are registered trademarks or trademarks of their respective holders. Although the company references its website in this news release, such information on the website is not to be incorporated herein.

This news release includes “forward-looking statements” as that term is defined in Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements other than statements of historical fact are statements that could be deemed forward-looking statements and are often characterized by the use of words such as “believes,” “expects,” “estimates,” “projects,” “may,” “will,” “intends,” “plans,” or “anticipates,” or by discussions of strategy, plans or intentions. In this news release, forward-looking information relates to bookings trends, backlog levels, estimated turns levels, first and second quarter 2004 revenues, gross margins and average selling prices, and similar matters. All forward-looking statements in this news release are made based on management’s current expectations and estimates, which involve risks, uncertainties and other factors that could cause results to differ materially from those expressed in forward-looking statements. Among these factors are changes in overall economic conditions, the cyclical nature of the semiconductor industry, changes in demand for our products, changes in inventories at our customers and distributors, technological and product development risks, availability of raw materials, competitors’ actions, pricing and gross margin pressures, loss of key customers, order cancellations or reduced bookings, changes in manufacturing yields, control of costs and expenses, significant litigation, risks associated with acquisitions and dispositions, risks associated with our substantial leverage and restrictive covenants in our debt agreements, risks associated with our international operations, the threat or occurrence of international armed conflict and terrorist activities both in the United States and internationally and risks involving environmental or other governmental regulation. Additional factors that could affect the company’s future operating results are described in our Form 10-K for the year ended December 31, 2003 under the caption “Trends, Risks and Uncertainties” in the MD&A section, and other factors are described from time to time in our SEC filings. Readers are cautioned not to place undue reliance on forward-looking statements. We assume no obligation to update such information.

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